Exhibit 99.1

Contact:	John Haudrich (investors), 314-656-5375
Sue Neumann (media), 314-656-5691
www.smurfit-stone.com

SMURFIT-STONE EXPECTS LOWER FOURTH QUARTER EARNINGS

DUE TO WEAKENING MARKET CONDITIONS AND PRODUCTION DOWNTIME

CREVE COEUR, Mo., and CHICAGO, December 18, 2008 — Smurfit-Stone Container Corporation (NASDAQ: SSCC) announced today that it expects its fourth quarter earnings excluding unusual items will be significantly lower compared to third quarter 2008 results. North American packaging demand has deteriorated rapidly in the past several weeks and containerboard and pulp export markets have weakened even more dramatically. The company has been required to take significant market-related mill downtime to balance its supply with available demand. Smurfit-Stone presently expects to reduce containerboard and kraft paper production by up to 255,000 tons and softwood pulp production by up to 35,000 tons in the fourth quarter. These reductions are in addition to the previously announced permanent closures of the company’s corrugated medium machine in Snowflake, Arizona and its hardwood pulp mill in Portage du Fort, Quebec in October.

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Smurfit-Stone Container Corporation (NASDAQ: SSCC) is one of the industry’s leading integrated containerboard and corrugated packaging producers and is one of the world’s largest paper recyclers.  The company is a member of the World Business Council for Sustainable Development, the Sustainable Forestry Initiative®, and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated from time to time in the company’s Securities and Exchange Commission filings.